Exhibit 99.1

cpac cpac cpac cpac cpac cpac cpac cpac cpac cpac cpac

News Release

FOR IMMEDIATE RELEASE

Company Contact:

Wendy F. Clay, VP Admin

Karen G. McCulley, Mgr. Corp. Comm.

716-382-3223

www.cpac.com

CPAC, INC. ANNOUNCES RETIREMENT OF ROBERT C. ISAACS

LEICESTER, New York, June 21, 2001 -- CPAC, Inc. (Nasdaq NNM: CPAK) today announced that, due to personal reasons, Mr. Robert C. Isaacs will retire as Chief Operating Officer effective June 29, 2001. He will not seek reelection to the Company's Board of Directors.

Mr. Isaacs joined the Company in 1986 as President of CPAC's Trebla Chemical Company subsidiary in St. Louis, MO. In his fifteen-year career with CPAC, he has been involved with every major acquisition and strategic alliance, including the creation of CPAC's first international subsidiary, CPAC Europe in Herentals, Belgium. Mr. Isaacs is also credited with the fiscal turnarounds of both Trebla Chemical and The Fuller Brush Company of Great Bend, KS, which CPAC acquired in 1994.

Thomas N. Hendrickson, President and Chief Executive Officer, CPAC, Inc. said, "Mr. Isaacs' professional involvement and dedication to CPAC helped us to grow from three domestic divisions with $4 million in sales in 1986 to seven domestic and four international divisions with more than $104 million in sales in 2001. His contributions helped create the culture of our organization. We will miss working with him on a daily basis."

CPAC, Inc. is an international manufacturer and marketer of industrial and household cleaning products and related accessories, and personal care products for the cleaning and personal care industry, as well as prepackaged chemical formulations, supplies, and equipment systems for the imaging industry. The Company operates in two business segments: Cleaning and Personal Care (Fuller Brands) and Imaging. The Fuller Brands segment includes The Fuller Brush Company, Stanley Home Products, and Cleaning Technologies Group. CPAC's Imaging segment serves the global Imaging market and includes three domestic and four international chemical manufacturing operations. CPAC, Inc. shares trade on the Nasdaq National Market System under the ticker symbol "CPAK". More information is available on the Company's web site (http://www.cpac-fuller.com).

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect CPAC's business and prospects, including economic, competitive, governmental, technological and other factors discussed in CPAC's filings with the Securities and Exchange Commission.

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2364 LEICESTER ROAD, LEICESTER, NEW YORK 14481 - TELEPHONE (716) 382-3223 - FAX (716) 382-3031

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